Exhibit 10.30

November 24, 2020

Mark Voll

Re:      Employment Terms

Dear Mark:

Achronix Semiconductor Corporation (“Achronix” or the “Company”) is pleased to offer you the position of VP of Business Operations & CFO on the following terms.

You will be responsible for tasks assigned to you in the Administration Group and will report to the President & CEO Robert Blake. You will work at our facility located at 2903 Bunker Hill Lane, Suite 200, Santa Clara, CA 95054. Achronix may change your position, duties, and work location from time to time at its discretion.

Your salary will be $26,666.67 per month, less payroll deductions and withholdings, which equates to $320,000.00 annually. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical, dental, vision, LTD and life insurance. Paid Time Off (“PTO”), 15 days, and company assigned holidays. Details about these benefits plans are available for your review. Achronix may change compensation and benefits from time to time in its discretion.

In addition to your salary, you will be eligible for an annual MBO of $100 000.00 paid quarterly. Objectives to be assigned quarterly and will be evaluated and paid out by the end of the month following the assessed quarter.

Subject to approval by the Company’s Board of Directors (the “Board”), under the Achronix 2016 Stock Plan (the “Plan”), the Company shall grant you an option to purchase 1,000,000 shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant. The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

Mark Voll

Acceleration of Stock Options for Change of Control. Notwithstanding the above vesting schedule, in the event of a Change of Control and you are Involuntarily Terminated within the first six months of employment (182 days) then the stock purchase rights held by you at the time of the Involuntary Termination shall accelerate such that the option or stock purchase right shall become vested twenty-five percent (25%) if Involuntary Terminated occurs between the first six months and one year, then the stock purchase rights held by you at the time of the Involuntary Termination shall accelerate such that the option or stock purchase right shall become vested fifty percent (50%); and if Involuntary Terminated any time after one year, then the stock purchase rights held by you at the time of the Involuntary Termination shall accelerate such that the option or stock purchase right shall become vested one hundred percent (100%) The stock options shall be exercisable under the 3 vesting time percentages conditions above, and any repurchase right applicable to those Shares shall lapse. The acceleration of vesting and lapse of repurchase rights provided for, shall occur immediately prior to the Termination Date. Provided however, that in all cases in order for you to be eligible for such acceleration of vesting benefit, you must execute the Company’s standard form of release of all claims agreement. For purposes of this paragraph, unless a capitalized term used in this paragraph has a meaning given to it elsewhere in this Agreement, such term shall have the meaning given to it in the Stock Plan.

Severance Pay. If, during the term of this Agreement, the Company terminates your Employment for any reason other than Cause, death, or Permanent Disability, then, in addition to the amounts payable for accrued vacation (“PTO”) the Company shall pay you severance pay at lump sum equal to your fifty percent (50%) of your Annual Base Salary in effect at the time of termination of your Employment for the first twelve months of employment (365 days), and 100% of your Annual Base Salary after one year of employment. Payment will be made within 10 business days from termination. Such severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates and shall be subject to all applicable withholdings; provided that, if the Company’s stock becomes publicly traded on an established securities market, such severance pay shall be paid in a single lump-sum cash payment to any conditions required, if any, by Code section 409A.

As an Achronix employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you will read the Company’s Employee Handbook. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Achronix proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Mark Voll

You may terminate your employment with Achronix at any time and for any reason whatsoever simply by notifying Achronix. Likewise, Achronix may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Achronix.

This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Achronix. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Achronix.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me (e-mail is fine) by end of day Wednesday, November 25, 2020 if you wish to accept employment at Achronix under the terms described above. If you accept our offer, we would like you to start as a regular employee on Monday, November 30, 2020.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michelle Grozier
Michelle Grozier
Director, Human Resources

Accepted:

/s/ Mark Voll
Mark Voll

November 25, 2020
Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement